Exhibit 99.1
Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
First Quarter 2020
●	Total revenue increased 9.9% to $1,993 million
●	Property revenue increased 10.5% to $1,973 million
●	Net income increased 2.7% to $419 million
●	Adjusted EBITDA increased 14.1% to $1,271 million
●	Consolidated AFFO increased 5.3% to $907 million
Boston, Massachusetts – April 29, 2020: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended March 31, 2020.
Tom Bartlett, American Tower’s Chief Executive Officer, stated, “Despite the challenges posed by the COVID-19 pandemic, we delivered a solid first quarter, including U.S. Organic Tenant Billings Growth of 5.6%, consistent international leasing activity and a 20% dividend increase. We believe that the resilience and stability of our business model, our investment-grade balance sheet, substantial liquidity and the secular global growth trends in mobile data usage will help us manage through the ongoing crisis.
As we stand together with our employees, tenants and communities, we are focused more than ever on advancing our mission of extending and enhancing the reach of mobile broadband. Connectivity is critical in challenging times like these, and we are proud to play a lead role in delivering it to billions of people around the world.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter ended March 31, 2020 (all comparative information is presented against the quarter ended March 31, 2019).

($ in millions, except per share amounts.)	Q1 2020	Growth Rate
Total revenue	$1,993	9.9%
Total property revenue	$1,973	10.5%
Total Tenant Billings Growth	$151	10.3%
Organic Tenant Billings Growth	$79	5.4%
Property Gross Margin	$1,430	14.0%
Property Gross Margin %	72.5%
Net income	$419	2.7%
Net income attributable to AMT common stockholders	$415	4.4%
Net income attributable to AMT common stockholders per diluted share	$0.93	4.5%
Adjusted EBITDA	$1,271	14.1%
Adjusted EBITDA Margin %	63.8%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders	$819	6.4%
Consolidated AFFO	$907	5.3%
Consolidated AFFO per Share	$2.03	4.6%
AFFO attributable to AMT common stockholders	$945	15.6%
AFFO attributable to AMT common stockholders per Share	$2.12	15.2%

Cash provided by operating activities	$800	1.9%
Less: total cash capital expenditures(1)	$225	(2.4)%
Free Cash Flow	$575	3.7%
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(1)Q1 2020 cash capital expenditures include $12.7 million of finance lease and perpetual land easement payments reported in cash flows from financing activities in the condensed consolidated statements of cash flows.
Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.

CAPITAL ALLOCATION OVERVIEW

Distributions – During the quarter ended March 31, 2020, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q1 2020(1)
Distributions per share	$1.08
Aggregate amount (in millions)	$479
Year-over-year per share growth	20.0%
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(1) The distribution declared on March 12, 2020 was paid in the second quarter of 2020 to stockholders of record as of the close of business on April 14, 2020.

Stock Repurchase Program – During the first quarter of 2020, the Company repurchased a total of approximately 213 thousand shares of its common stock under its stock repurchase program for approximately $45 million. Subsequent to the end of the first quarter, through April 22, 2020, the Company repurchased approximately 48 thousand additional shares of its common stock pursuant to the program, for approximately $10 million, and had approximately $2.0 billion remaining under the Company’s existing stock repurchase programs.
Capital Expenditures – During the first quarter of 2020, total capital expenditures were approximately $225 million, of which $32 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions – During the first quarter of 2020, the Company spent approximately $49 million to acquire 193 communications sites, primarily in international markets.
Other Events – During the first quarter of 2020, the Company completed its previously announced acquisition of MTN Group Limited’s (“MTN”) noncontrolling interests in each of the Company’s joint ventures in Ghana and Uganda for total consideration of approximately $524 million, which resulted in an increase in the Company’s controlling interest in those joint ventures from 51% to 100%. The closing of the transaction resulted in a one-time negative impact of approximately $63 million to the Company’s first quarter 2020 Consolidated AFFO from the payment of previously deferred cash interest related to joint venture debt.
In April 2019, Tata Teleservices Limited served notice of exercise of its put options with respect to 100% of its remaining combined holdings with Tata Sons in ATC Telecom Infrastructure Private Limited (“ATC TIPL”). The Company expects to pay INR 24.8 billion (approximately $328 million at the March 31, 2020 exchange rate) to redeem the put shares in 2020, subject to regulatory approval. After the completion of the redemption, the Company will hold an approximately 92% ownership interest in ATC TIPL.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended March 31, 2020, the Company’s Net Leverage Ratio was 4.6x net debt (total debt less cash and cash equivalents) to first quarter 2020 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio ($ in millions, totals may not add due to rounding)	As of March 31, 2020
Total debt	$24,577
Less: Cash and cash equivalents	1,326
Net Debt	23,251
Divided By: First quarter annualized Adjusted EBITDA(1)	5,084
Net Leverage Ratio	4.6x
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(1)Q1 2020 Adjusted EBITDA multiplied by four.
Liquidity – As of March 31, 2020, the Company had $4.2 billion of total liquidity, consisting of $1.3 billion in cash and cash equivalents plus the ability to borrow an aggregate of $2.9 billion under its revolving credit facilities, net of any outstanding letters of credit.
On January 10, 2020, the Company issued $750.0 million aggregate principal amount of 2.400% senior unsecured notes due 2025 and $750.0 million aggregate principal amount of 2.900% senior unsecured notes due 2030. The Company used the net proceeds to repay existing indebtedness under its $2.25 billion senior unsecured revolving credit facility, as amended and restated in December 2019 (the “2019 Credit Facility”).
On January 15, 2020, the Company completed the redemption of all of its outstanding 5.900% senior unsecured notes due 2021 for a total aggregate redemption price of $539.6 million, including $6.1 million in accrued and unpaid interest. Upon completion of the redemption, none of the 5.900% notes remained outstanding.
On February 13, 2020, the Company entered into a loan agreement for a new $750.0 million unsecured term loan due February 12, 2021. The Company used the net proceeds of this new term loan, together with borrowings under the 2019 Credit Facility and cash on hand, to repay outstanding indebtedness under its $1.3 billion unsecured term loan entered into on February 14, 2019.
Subsequent to the end of the first quarter, on April 3, 2020, the Company entered into a $1.14 billion unsecured term loan due April 2, 2021, which was subsequently increased to $1.19 billion effective April 21, 2020 (the “April 2020 Term Loan”), the net proceeds of which were used to repay outstanding indebtedness under the 2019 Credit Facility. Pro forma for the April 2020 Term Loan, the Company had $5.4 billion of total liquidity.

Additionally, on April 9, 2020, the Company announced the planned redemption of all of its outstanding 2.800% senior unsecured notes due 2020 for a price equal to the principal amount of the 2.800% Notes, together with accrued interest, if any, up to, but excluding, the redemption date, which has been set for May 11, 2020. The Company intends to fund the redemption with borrowings under the 2019 Credit Facility and cash on hand.
FULL YEAR 2020 OUTLOOK

The following full year 2020 financial and operational estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of April 29, 2020. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.
As of April 29, 2020, based on currently available information and outside of the foreign currency translation effects outlined below, the Company does not anticipate significant impacts to its underlying operating results in 2020 as a result of the coronavirus (“COVID-19”) pandemic. This is subject to change depending on future developments, which are highly uncertain and cannot be predicted at this time. Additional information pertaining to the impact of COVID-19 on the Company will be provided in our upcoming Form 10-Q for the three months ended March 31, 2020 (the “Q1 Quarterly Report”).
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for April 29, 2020 through December 31, 2020: (a) 75.60 Argentinean Pesos; (b) 5.25 Brazilian Reais; (c) 855 Chilean Pesos; (d) 3,990 Colombian Pesos; (e) 0.92 Euros; (f) 5.75 Ghanaian Cedis; (g) 76.50 Indian Rupees; (h) 106 Kenyan Shillings; (i) 24.20 Mexican Pesos; (j) 390 Nigerian Naira; (k) 6,710 Paraguayan Guarani; (l) 3.45 Peruvian Soles; (m) 18.65 South African Rand; (n) 3,850 Ugandan Shillings; and (o) 600 West African CFA Francs.
The Company’s outlook reflects estimated unfavorable impacts of foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and Consolidated AFFO of approximately $300 million, $165 million and $140 million, respectively, as compared to the Company’s prior 2020 outlook. The impact of foreign currency exchange rate fluctuations on net income is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
Primarily as a result of these unfavorable impacts, the Company is reducing the midpoint of its full year 2020 outlook for property revenue, net income, Adjusted EBITDA and Consolidated AFFO by $300 million, $160 million, $165 million and $140 million, respectively. The ongoing impacts of COVID-19 on global capital markets have contributed to the volatility in foreign currency exchange rates since the issuance of the Company’s prior 2020 outlook.
Additional information pertaining to the impact of foreign currency and London Interbank Offered Rate (“LIBOR”) fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2020 Outlook ($ in millions)	Full Year 2020			Midpoint Growth Rates vs. Prior Year
Total property revenue(1)	$7,675	to	$7,825	3.8%
Net income	1,790	to	1,890	(4.0)%
Adjusted EBITDA	4,920	to	5,020	4.8%
Consolidated AFFO	3,600	to	3,700	3.7%
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(1)Includes U.S. property revenue of $4,385 million to $4,445 million and international property revenue of $3,290 million to $3,380 million, reflecting midpoint growth rates of 5.4% and 1.8%, respectively. The U.S. growth rate includes an estimated positive impact of nearly 1% associated with an increase in non-cash straight-line revenue recognition. The international growth rate includes an estimated negative impact of approximately 9% from the translational effects of foreign currency exchange rate fluctuations. International property revenue reflects the Company’s Latin America, Africa, Europe and Asia segments.

2020 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
International pass-through revenue	N/A	$1,006	$1,006
Straight-line revenue	185	28	213
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(1)For additional discussion regarding these components, please refer to “Revenue Components” below.
(2)International property revenue reflects the Company’s Latin America, Africa, Europe and Asia segments.

2020 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
Organic Tenant Billings	~5%	~5%	~5%
New Site Tenant Billings	<0.5%	~13%	~5%
Total Tenant Billings Growth	~5-6%	~18%	~10%
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(1)For additional discussion regarding the component growth rates, please refer to “Revenue Components” below.
(2)International property revenue reflects the Company’s Latin America, Africa, Europe and Asia segments.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2020
Discretionary capital projects(1)	$360	to	$390
Ground lease purchases	175	to	185
Start-up capital projects	130	to	150
Redevelopment	230	to	250
Capital improvement	145	to	165
Corporate	10	—	10
Total	$1,050	to	$1,150
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(1)Includes the construction of 5,000 to 6,000 communications sites globally.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2020
Net income	$1,790	to	$1,890
Interest expense	855	to	835
Depreciation, amortization and accretion	1,870	to	1,890
Income tax provision	140	to	150
Stock-based compensation expense	110	—	110
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)	155	to	145
Adjusted EBITDA	$4,920	to	$5,020

Reconciliation of Outlook for Consolidated AFFO to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2020
Net income	$1,790	to	$1,890
Straight-line revenue	(213)	—	(213)
Straight-line expense	49	—	49
Depreciation, amortization and accretion	1,870	to	1,890
Stock-based compensation expense	110	—	110
Deferred portion of income tax	(12)	—	(12)
Other, including other operating expense, amortization of deferred financing costs, capitalized interest, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and distributions to minority interests	161	—	161
Capital improvement capital expenditures	(145)	to	(165)
Corporate capital expenditures	(10)	—	(10)
Consolidated AFFO	$3,600	to	$3,700
Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter ended March 31, 2020 and its revised outlook for 2020. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (877) 692-8955
International dial-in: (234) 720-6979
Passcode: 4802432
When available, a replay of the call can be accessed until 11:59 p.m. ET on May 13, 2020. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (866) 207-1041
International dial-in: (402) 970-0847
Passcode: 5017974
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 180,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt, Net Leverage Ratio and Indian Carrier Consolidation-Driven Churn (ICCC). In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.

These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.

Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.

Revenue Components

In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.

Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing sites and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.

New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.

Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.

International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.

Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.

Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio, (i.e. does not have a renewal option or escalation as our tenant leases do) the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.

Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.

Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as tenant settlements and fiber solutions revenue.

Non-GAAP and Defined Financial Measure Definitions

Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.

Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.

New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.

Indian Carrier Consolidation-Driven Churn (ICCC): Tenant cancellations specifically attributable to short-term carrier consolidation in India. Includes impacts of carrier exits from the marketplace and carrier cancellations as a result of consolidation, but excludes normal course churn. In prior periods, the Company provided this additional metric to enhance transparency and provide a better understanding of its recurring business.

Gross Margin: Revenues less operating expenses, excluding stock-based compensation expense recorded in costs of operations, depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.

Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.

Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.

Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.

Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Consolidated Adjusted Funds From Operations (AFFO): Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the Nareit FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interests on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO. The Company believes that providing this additional metric enhances transparency, given the minority interests in its Indian and European businesses.

Consolidated AFFO per Share: Consolidated AFFO divided by the diluted weighted average common shares outstanding.

AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.

Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on finance leases and perpetual land easements. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.

Net Debt: Total long-term debt, including current portion and finance lease liabilities, less cash and cash equivalents.

Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2020 outlook and other targets, foreign currency exchange rates, expectations for the closing of signed acquisitions, our expectations for the redemption of shares in ATC TIPL, our expectations regarding the potential impacts of the Adjusted Gross Revenue court ruling in India and factors that could affect such expectations, our expectations regarding the impacts of COVID-19 and actions in response to the pandemic on our business and our operating results and factors that could affect such expectations and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) if our tenants consolidate their operations, exit the telecommunications business or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (3) a substantial portion of our revenue is derived from a small number of tenants, and we are sensitive to adverse changes in the creditworthiness and financial strength of our tenants; (4) our business, and that of our tenants, is subject to laws, regulations and administrative and judicial decisions, and changes thereto, that could restrict our ability to operate our business as we currently do or impact our competitive landscape; (5) increasing competition within our industry may materially and adversely affect our revenue; (6) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (7) our expansion and innovation initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (8) new technologies or changes in our or a tenant’s business model could make our tower leasing business less desirable and result in decreasing revenues and operating results; (9) competition for assets could adversely affect our ability to achieve our return on investment criteria; (10) our leverage and debt service obligations may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (11) we may be adversely affected by changes in LIBOR reporting practices, the method in which LIBOR is determined or the use of alternative reference rates; (12) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (13) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (14) our towers, fiber networks, data centers or computer systems may be affected by natural disasters, security breaches and other unforeseen events for which our insurance may not provide adequate coverage; (15) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (16) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (17) we could have liability under environmental and occupational safety and health laws; (18) if we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results; and (19) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2019 and in our upcoming Q1 Quarterly Report, each under the caption “Risk Factors”. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,326.0	$1,501.2
Restricted cash	74.3	76.8
Accounts receivable, net	623.9	462.2
Prepaid and other current assets	480.7	513.6
Total current assets	2,504.9	2,553.8
PROPERTY AND EQUIPMENT, net	11,451.3	12,084.4
GOODWILL	5,948.8	6,178.3
OTHER INTANGIBLE ASSETS, net	11,600.6	12,318.4
DEFERRED TAX ASSET	126.4	131.8
DEFERRED RENT ASSET	1,781.8	1,771.1
RIGHT-OF-USE ASSET	6,968.3	7,357.4
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	407.0	406.4
TOTAL	$40,789.1	$42,801.6
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$120.6	$148.1
Accrued expenses	876.4	958.2
Distributions payable	483.9	455.0
Accrued interest	148.2	209.4
Current portion of operating lease liability	476.8	494.5
Current portion of long-term obligations	2,640.0	2,928.2
Unearned revenue	408.5	294.3
Total current liabilities	5,154.4	5,487.7
LONG-TERM OBLIGATIONS	21,937.4	21,127.2
OPERATING LEASE LIABILITY	6,137.8	6,510.4
ASSET RETIREMENT OBLIGATIONS	1,321.5	1,384.1
DEFERRED TAX LIABILITY	731.0	768.3
OTHER NON-CURRENT LIABILITIES	901.0	937.0
Total liabilities	36,183.1	36,214.7
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	541.4	1,096.5
EQUITY:
Common stock	4.5	4.5
Additional paid-in capital	10,255.6	10,117.7
Distributions in excess of earnings	(1,082.5)	(1,016.8)
Accumulated other comprehensive loss	(4,271.7)	(2,823.6)
Treasury stock	(1,271.5)	(1,226.4)
Total American Tower Corporation equity	3,634.4	5,055.4
Noncontrolling interests	430.2	435.0
Total equity	4,064.6	5,490.4
TOTAL	$40,789.1	$42,801.6

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended March 31,
	2020	2019
REVENUES:
Property	$1,973.2	$1,786.0
Services	19.9	27.4
Total operating revenues	1,993.1	1,813.4
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property(1)	544.1	533.0
Services(1)	7.9	10.4
Depreciation, amortization and accretion	472.3	436.9
Selling, general, administrative and development expense(1)	217.8	198.1
Other operating expenses	14.2	20.1
Total operating expenses	1,256.3	1,198.5
OPERATING INCOME	736.8	614.9
OTHER INCOME (EXPENSE):
Interest income	10.1	12.4
Interest expense	(208.8)	(207.5)
Loss on retirement of long-term obligations	(34.6)	(0.1)
Other (expense) income (including foreign currency (losses) gains of ($65.5) and $20.1, respectively)	(63.8)	21.9
Total other expense	(297.1)	(173.3)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	439.7	441.6
Income tax provision	(21.1)	(34.0)
NET INCOME	418.6	407.6
Net income attributable to noncontrolling interests	(3.6)	(10.2)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION STOCKHOLDERS	415.0	397.4
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$415.0	$397.4
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$0.94	$0.90
Diluted net income attributable to American Tower Corporation common stockholders	$0.93	$0.89
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	443,055	441,351
DILUTED	445,832	444,621
_______________
(1)Property costs of operations, services costs of operations and selling, general, administrative and development expense include stock-based compensation expense in aggregate amounts of $47.7 million and $42.5 million for the three months ended March 31, 2020 and March 31, 2019, respectively.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$418.6	$407.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	472.3	436.9
Stock-based compensation expense	47.7	42.5
Loss on early retirement of long-term obligations	34.6	0.1
Other non-cash items reflected in statements of operations	81.6	28.9
Increase in net deferred rent balances	(56.2)	(5.3)
Right-of-use asset and Operating lease liability, net	1.0	20.2
Increase in assets	(210.8)	(33.0)
Increase (decrease) in liabilities	11.2	(112.8)
Cash provided by operating activities	800.0	785.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(214.4)	(220.8)
Payments for acquisitions, net of cash acquired	(49.3)	(91.1)
Proceeds from sales of short-term investments and other non-current assets	5.8	254.9
Payments for short-term investments	—	(261.5)
Deposits and other	4.5	(4.8)
Cash used for investing activities	(253.4)	(323.3)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	2,642.3	1,700.0
Proceeds from issuance of senior notes, net	1,496.0	1,241.6
Proceeds from term loan	750.0	1,300.0
Repayments of notes payable, credit facilities, senior notes, secured debt, term loan and finance leases(1)	(4,351.2)	(4,025.9)
Distributions to noncontrolling interest holders, net	(13.5)	(13.8)
Purchases of common stock	(39.7)	—
Proceeds from stock options	11.1	27.2
Distributions paid on common stock	(454.9)	(377.1)
Payment for early retirement of long-term obligations	(33.5)	—
Deferred financing costs and other financing activities(2)	(88.2)	(76.7)
Purchase of redeemable noncontrolling interest	(524.4)	(425.7)
Cash used for financing activities	(606.0)	(650.4)
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	(118.3)	(16.6)
NET DECREASE IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	(177.7)	(205.2)
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	1,578.0	1,304.9
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$1,400.3	$1,099.7
CASH PAID FOR INCOME TAXES, NET	$35.1	$36.9
CASH PAID FOR INTEREST	$262.0	$249.0
_______________
(1)Three months ended March 31, 2020 and March 31, 2019 include $2.0 million and $1.3 million of finance lease payments, respectively.
(2)Three months ended March 31, 2020 and March 31, 2019 include $10.7 million and $11.5 million of perpetual land easement payments, respectively.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

The Company is now reporting its operating results in six segments after separating its EMEA property segment into Africa property and Europe property. Historical financial information included in this press release has been adjusted to reflect the change in reportable segments. The sum of the Africa and Europe segments may not tie to the previously disclosed EMEA segment figures due to rounding.

	Three Months Ended March 31, 2020
	Property							Services	Total
	U.S.	Latin America	Asia	Africa	Europe	Total International	Total Property
Segment revenues	$1,090	$337	$287	$226	$35	$883	$1,973	$20	$1,993
Segment operating expenses(1)	190	105	164	78	7	354	544	8	551
Segment Gross Margin	$900	$232	$123	$148	$28	$530	$1,430	$12	$1,442
Segment SG&A(1)	42	27	33	17	6	82	124	4	127
Segment Operating Profit	$858	$205	$90	$131	$22	$448	$1,306	$9	$1,315
Segment Operating Profit Margin	79%	61%	31%	58%	65%	51%	66%	44%	66%

Revenue Growth	10.5%	1.0%	(0.8)%	56.6%	3.0%	10.5%	10.5%	(27.4)%	9.9%
Total Tenant Billings Growth	6.0%	12.4%	3.0%	58.7%	2.2%	18.4%	10.3%
Organic Tenant Billings Growth	5.6%	7.5%	(0.7)%	9.3%	1.9%	5.1%	5.4%

Revenue Components(2)
Prior-Year Tenant Billings	$955	$223	$153	$104	$31	$511	$1,466
Colocations/Amendments	43	10	19	5	1	36	79
Escalations	32	10	4	5	0	19	50
Cancellations	(19)	(4)	(24)	(1)	(1)	(30)	(49)
Other	(3)	1	(0)	1	0	1	(1)
Organic Tenant Billings	$1,008	$240	$152	$114	$31	$537	$1,545
New Site Tenant Billings	4	11	6	51	0	68	72
Total Tenant Billings	$1,012	$251	$158	$165	$31	$605	$1,617
Foreign Currency Exchange Impact(3)	—	(23)	(3)	(6)	(1)	(33)	(33)
Total Tenant Billings (Current Period)	$1,012	$227	$155	$160	$30	$572	$1,584

Straight-Line Revenue	46	4	3	3	0	11	56
Prepaid Amortization Revenue	26	1	—	0	1	2	29
Other Revenue	6	29	2	7	2	39	44
International Pass-Through Revenue	—	87	130	57	0	274	274
Foreign Currency Exchange Impact(4)	—	(11)	(3)	(1)	(0)	(15)	(15)
Total Property Revenue (Current Period)	$1,090	$337	$287	$226	$35	$883	$1,973
_______________
(1)Excludes stock-based compensation expense.
(2)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(3)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(4)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended March 31, 2019
	Property							Services	Total
	U.S.	Latin America	Asia(1)	Africa	Europe	Total International	Total Property
Segment revenues	$986	$333	$289	$144	$34	$800	$1,786	$27	$1,813
Segment operating expenses(2)	191	103	178	54	6	341	532	10	543
Segment Gross Margin	$795	$230	$111	$91	$27	$459	$1,254	$17	$1,271
Segment SG&A(2)	42	28	27	13	5	73	114	3	118
Segment Operating Profit	$753	$202	$84	$77	$22	$386	$1,139	$14	$1,153
Segment Operating Profit Margin	76%	61%	29%	54%	66%	48%	64%	51%	64%

Revenue Growth	5.9%	0.5%	5.8%	3.6%	(4.8)%	2.7%	4.4%	(12.7)%	4.1%
Total Tenant Billings Growth	8.4%	9.5%	(0.8)%	14.7%	2.8%	6.7%	7.8%
Organic Tenant Billings Growth	8.2%	7.7%	(28.5)%	7.8%	2.6%	(4.3)%	3.5%

Revenue Components(3)
Prior-Year Tenant Billings	$881	$225	$170	$98	$32	$525	$1,406
Colocations/Amendments	57	11	17	4	1	32	89
Escalations	28	11	3	6	1	21	49
Cancellations	(12)	(6)	(69)	(3)	(1)	(79)	(91)
Other	(1)	2	1	1	0	4	3
Organic Tenant Billings	$953	$242	$121	$106	$33	$502	$1,455
New Site Tenant Billings	2	4	47	7	0	58	60
Total Tenant Billings	$955	$246	$168	$112	$33	$560	$1,515
Foreign Currency Exchange Impact(4)	—	(23)	(15)	(8)	(2)	(49)	(49)
Total Tenant Billings (Current Period)	$955	$223	$153	$104	$31	$511	$1,466

Straight-Line Revenue	(6)	6	4	1	1	11	6
Prepaid Amortization Revenue	28	1	—	0	1	2	30
Other Revenue	9	27	6	2	1	38	46
International Pass-Through Revenue	—	86	139	38	0	264	264
Foreign Currency Exchange Impact(5)	—	(10)	(13)	(2)	(0)	(26)	(26)
Total Property Revenue (Current Period)	$986	$333	$289	$144	$34	$800	$1,786
_______________
(1)Inclusive of the negative impacts of ICCC. See quarterly supplemental materials package for additional detail.
(2)Excludes stock-based compensation expense.
(3)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(4)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(5)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, totals may not add due to rounding.)

The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows:
	Three Months Ended March 31,
	2020	2019
Net income	$418.6	$407.6
Income tax provision	21.1	34.0
Other expense (income)	63.8	(21.9)
Loss on retirement of long-term obligations	34.6	0.1
Interest expense	208.8	207.5
Interest income	(10.1)	(12.4)
Other operating expenses	14.2	20.1
Depreciation, amortization and accretion	472.3	436.9
Stock-based compensation expense	47.7	42.5
Adjusted EBITDA	$1,271.0	$1,114.4
Total revenue	1,993.1	1,813.4
Adjusted EBITDA Margin	64%	61%

The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:
	Three Months Ended March 31,
	2020	2019
Net income	$418.6	$407.6
Real estate related depreciation, amortization and accretion	419.5	388.5
Losses from sale or disposal of real estate and real estate related impairment charges(1)	7.5	19.1
Adjustments for unconsolidated affiliates and noncontrolling interests	(26.4)	(45.6)
Nareit FFO attributable to AMT common stockholders	$819.2	$769.6
Straight-line revenue	(56.2)	(5.3)
Straight-line expense	12.7	9.2
Stock-based compensation expense	47.7	42.5
Deferred portion of income tax	(14.0)	(2.9)
Non-real estate related depreciation, amortization and accretion	52.8	48.4
Amortization of deferred financing costs, capitalized interest and debt discounts and premiums and long-term deferred interest charges	7.9	6.4
Payment of shareholder loan(2)	(63.3)	—
Other expense (income)(3)	63.8	(21.9)
Loss on retirement of long-term obligations	34.6	0.1
Other operating expense(4)	6.7	1.0
Capital improvement capital expenditures	(30.3)	(28.2)
Corporate capital expenditures	(1.4)	(3.4)
Adjustments for unconsolidated affiliates and noncontrolling interests	26.4	45.6
Consolidated AFFO	$906.6	$861.1
Adjustments for unconsolidated affiliates and noncontrolling interests(5)	38.8	(43.3)
AFFO attributable to AMT common stockholders	$945.4	$817.8
Divided by weighted average diluted shares outstanding	445,832	444,621
Consolidated AFFO per Share	$2.03	$1.94
AFFO attributable to AMT common stockholders per Share	$2.12	$1.84
_______________
(1)Included in these amounts are impairment charges of $3.7 million and $18.1 million, respectively.
(2)Relates to the payment of capitalized interest associated with the acquisition of MTN’s redeemable noncontrolling interests in each of our joint ventures in Ghana and Uganda. This long-term deferred interest was previously expensed but excluded from Consolidated AFFO.
(3)Q1 2020 and Q1 2019 include losses (gains) on foreign currency exchange rate fluctuations of $65.5 million and ($20.1) million, respectively.
(4)Primarily includes integration and acquisition-related costs.
(5)Includes adjustments for the impact on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO.